EXHIBIT 99.1

Eagle Bancorp, Inc. Announces Net Income of $35.5 Million for the Fourth Quarter and $142.9 Million for the Full Year of 2019

BETHESDA, Md., Jan. 15, 2020 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the “Company”) (NASDAQ:EGBN), the parent company of EagleBank, today announced quarterly net income of $35.5 million for the three months ended December 31, 2019, a 12% decrease as compared to $40.3 million net income for the three months ended December 31, 2018.

For the year ended December 31, 2019, the Company’s net income was $142.9 million, a 6% decrease  as compared to $152.3 million for the year ended December 31, 2018.

Net income for the three months ended December 31, 2019 was $1.06 per basic and diluted common share as compared to $1.17 per basic and diluted common share for the same period in 2018, a 9% decrease in earnings per share for the fourth quarter of 2019 versus 2018.

For the full year 2019, net income was $4.18 per basic and diluted common share as compared to $4.44 per basic common share and $4.42 per diluted common share for 2018, a 6% decrease in basic and 5% decrease in diluted earnings per share for the full year of 2019 as compared to 2018.

“Notwithstanding the negative impact that declining interest rates in the second half of 2019 and a flat yield curve are having on our revenues and net interest margin, we are pleased to report a continued trend of both average loan and deposit growth, together with continuing solid asset quality and favorable operating leverage. Additionally, our capital base remains very strong, with ratios well in excess of the requirements for well capitalized status,” noted Susan G. Riel, President and Chief Executive Officer of Eagle Bancorp, Inc. Ms. Riel added that “While period end loan balances in the fourth quarter 2019 were flat as compared to September 30, 2019, average loans increased 0.5% over the third quarter of 2019 and were 9% higher in the fourth quarter of 2019 as compared to the fourth quarter of 2018. In the fourth quarter of 2019 the funding of construction loans tapered off as expected and we experienced higher loan payoffs. These payoffs (which accounted for about 40% of the full year of 2019 payoffs) were expected and reflected in part the successful completion of projects. Funding of C&I loans improved during the quarter and the loan pipeline remained strong. For the full year of 2019, loan balances increased 8% while average loans increased 10% over 2018, close to planned levels.”

Ms. Riel added, “Deposit activity in the fourth quarter 2019 was very fluid as period end balances declined by about 2% as compared to September 30, 2019, however, average deposit balances increased a strong 5% in the fourth quarter 2019 over the third quarter in 2019. We have many large depositor clients whose balances fluctuate regularly and can impact overall deposit levels at a point in time. We focus more on growing average balances, which more directly relate to revenue. For the fourth quarter of 2019, average deposits were 11% higher as compared to the fourth quarter in 2018. For the full year 2019, deposit balances increased by 4%, while average deposit balances increased a strong 12%.”

Total revenue (net interest income plus noninterest income) for the fourth quarter of 2019 was $87.4 million, as compared to $87.8 million for the fourth quarter of 2018 and $87.3 for the third quarter in 2019. For the year 2019, total revenue was $349.7 million, as compared to $339.6 million for the year of 2018, a 3% increase.

Ms. Riel further commented, “For the fourth quarter of 2019, as noted, we experienced very strong growth of average deposits as compared to minimal loan growth, resulting in significantly higher average liquidity. This higher average liquidity ($739 million for the fourth quarter of 2019 vs. $306 million normalized average for the first three quarters of 2019) contributed to a decline in the net interest margin to 3.49% for the fourth quarter from 3.72% in the third quarter of 2019. The higher liquidity position in the fourth quarter resulted in an average loan to deposit ratio of 98% as compared to 102% for the third quarter of 2019. Also contributing to the decreased net interest margin for the fourth quarter was a 21 basis point decline in the yield on the loan portfolio to 5.18% versus 5.39% for the third quarter 2019, largely due to the sharp decline in the one month average LIBOR interest rate in the fourth quarter (down 39 basis points to 1.79%). Approximately 40% of the Bank’s loan balances are on notes indexed to this LIBOR rate.” Ms. Riel added, “While we were able to realize declines in our cost of funds as market rates declined in the fourth quarter of 2019 (13 basis points from 1.28% to 1.15%), the variable rate nature of our loan portfolio has resulted in a sharper decline in asset yields than in the cost of funds. Importantly, our credit quality remained very strong in the fourth quarter as the level of nonperforming assets was 0.56% of total assets at December 31, 2019 and the annualized level of net charge offs to average loans was 0.13%.” Ms. Riel added, “The Company’s operating efficiency, another key driver of our financial performance, remained favorable.” For the fourth quarter in 2019, the efficiency ratio was 39.7%, as compared to 36.1% in the fourth quarter of 2018, and was 40.0% for the full year 2019, which is inclusive of elevated legal costs as discussed below.

Combining all operating factors for the fourth quarter 2019, the Company achieved a return on average assets of 1.49%, a return on average common equity of 11.78%, and a return on average tangible common equity ratio of 12.91%, while sustaining strong capital levels.

For the full year 2019 over 2018, average deposit growth was 12%, average loan growth was 10%, revenue growth was 3% and noninterest expense growth was 10%. The net interest margin for 2019 was 3.77% as compared to 4.10% for the year 2018.  While lower, we believe our net interest margin for 2019 remains above peer banking companies. Period end to period end, loan growth in 2019 was 8% and deposit growth was 4%.

Comparing asset yields and cost of funds for the full year of 2019 to the full year 2018, loan yields were down 9 basis points (from 5.54% to 5.45%), yields on earning assets were also down 9 basis points (from 5.09% to 5.00%) and the cost of funds was up 24 basis points (from 0.99% to 1.23%). Importantly, our funding costs, while up in 2019 over 2018, continue to benefit from the substantial level of average noninterest deposits as a percentage of average total deposits of 30.6% in 2019. Having a significant portion of the loan portfolio with variable and adjustable rates in a declining rate environment (specifically the latter half of 2019) has been the major factor in compressing the net interest margin and negatively impacting revenue growth in the third and fourth quarters. Ms. Riel  added, “We expect that further lowering of deposit interest rates in 2020 together with more stable short term market rates will take some pressure off of further margin declines.”

The return on average assets (“ROAA”) was 1.61% for the year 2019 as compared to 1.91% for the year ended December 31, 2018. The annualized return on average common equity (“ROACE”) was  12.20% for the full year 2019 as compared to 14.89% for the year ended December 31, 2018. The annualized return on average tangible common equity (“ROATCE”) was 13.40% for the full year 2019 as compared to 16.63% for the year ended December 31, 2018.

Asset quality measures remained solid in the fourth quarter of 2019. At December 31, 2019, the Company’s nonperforming loans amounted to $48.7 million (0.65% of total loans) as compared to $57.7 million (0.76% of total loans) at September 30, 2019 and $16.3 million (0.23% of total loans) at December 31, 2018. Nonperforming assets amounted to $50.2 million (0.56% of total assets) at December 31, 2019 compared to $59.1 million (0.66% of total assets) at September 30, 2019 and $17.7 million (0.21% of total assets) at December 31, 2018. For 2019, the Company recorded net charge-offs of $9.4 million (0.13% of average loans), as compared to net charge-offs of $3.5 million (0.05% of average loans) for 2018.

Management continues to remain attentive to any signs of deterioration in borrowers’ financial conditions and is proactive in taking the appropriate steps to mitigate risk. Furthermore, the Company is diligent in placing loans on nonaccrual status and believes, based on its loan portfolio risk analysis, that its December 31, 2019 allowance for credit losses, at 0.98% of total loans (excluding loans held for sale), is adequate to absorb probable credit losses within the loan portfolio as of the end of the year. The allowance for credit losses was 0.98% of total loans at September 30, 2019 and 1.00% at December 31, 2018. The allowance for credit losses represented 151% of nonperforming loans at December 31, 2019.

Total assets at December 31, 2019 were $8.99 billion, relatively flat as compared to $9.00 billion at September 30, 2019, and increased 7% as compared to $8.39 billion at December 31, 2018. Total loans (excluding loans held for sale) were $7.54 billion at December 31, 2019, relatively flat as compared to $7.56 billion at September 30, 2019, and an 8% increase as compared to $6.99 billion at December 31, 2018. Loans held for sale amounted to $56.7 million at December 31, 2019 as compared to $52.2 million at September 30, 2019, a 9% increase, and $19.3 million at December 31, 2018, a 195% increase. The investment portfolio totaled $843.4 million at December 31, 2019, a 19% increase from $708.5 million at September 30, 2019. As compared to December 31, 2018, the investment portfolio at December 31, 2019 increased by $59.2 million or 8%.

Total deposits at December 31, 2019 were $7.22 billion, as compared to deposits of $7.40 billion at September 30, 2019, a 2% decline, and deposits of $6.97 billion at December 31, 2018, a 4% increase. Total borrowed funds (excluding customer repurchase agreements) were $467.7 million at December 31, 2019, $317.6 million at September 30, 2019 and $217.3 million at December 31, 2018.

Total shareholders’ equity at December 31, 2019 increased 0.5%, to $1.19 billion, compared to $1.18 billion at September 30, 2019, and increased 7%, from $1.11 billion at December 31, 2018. Growth in retained earnings has enhanced the Company’s capital position well in excess of regulatory requirements for well capitalized status. The total risk based capital ratio was 16.20% at December 31, 2019, as compared to 16.08% at both September 30, 2019, and  December 31, 2018. In addition, the tangible common equity ratio was 12.22% at December 31, 2019, compared to 12.13% at September 30, 2019 and 12.11% at December 31, 2018.

On August 9, 2019, the Company announced a Share Repurchase Plan which authorized share repurchases up to 5% of outstanding shares (1,715,547) until expiration on December 31, 2019. Through December 31, 2019, the Company has repurchased 1,304,500 shares at a weighted average price of $42.06 per share. On December 18, 2019, the Company announced a new Share Repurchase Plan which authorized share repurchases up to approximately 5% of outstanding shares (1,641,000) until expiration on December 31, 2020.

The Company announced a regular quarterly cash dividend on December 16, 2019 of $0.22 per share to shareholders of record on January 15, 2020 and payable January 31, 2020.

Analysis of the three months ended December 31, 2019 compared to December 31, 2018

Net interest income decreased 1% for the three months ended December 31, 2019 over the same period in 2018 ($80.7 million versus $81.7 million), resulting from a 48 basis point reduction of the net interest margin offset by growth in average earning assets of 12%. The net interest margin was 3.49% for the three months ended December 31, 2019, as compared to 3.97% for the three months ended December 31, 2018. The Company believes its net interest margin remains favorable compared to peer banking companies and that its disciplined approach to managing the loan portfolio to a 5.18% yield for the fourth quarter of 2019 has been a significant factor in its overall profitability.

The provision for credit losses was $2.9 million for the three months ended December 31, 2019 as compared to $2.6 million for the three months ended December 31, 2018. The higher provisioning in the fourth quarter of 2019, as compared to the fourth quarter of 2018, is primarily due to higher net charge-offs. Net charge-offs of $3.0 million in the fourth quarter of 2019 represented an annualized 0.16% of average loans, excluding loans held for sale, as compared to net charge-offs of $844 thousand, or an annualized 0.05% of average loans, excluding loans held for sale, in the fourth quarter of 2018. Net charge-offs in the fourth quarter of 2019 were attributable to Commercial & Industrial loans ($3.0 million).

Noninterest income for the three months ended December 31, 2019 increased to $6.7 million from $6.1 million for the three months ended December 31, 2018, due substantially to $1.3 million higher gains on sale of residential mortgage loans offset by $373 thousand lower service charges on deposits. The residential mortgage unit had higher sales and resulting gains on the sale of these loans in the fourth quarter of 2019 (gains of $2.5 million for the fourth quarter of 2019 versus $1.2 million for the same period in 2018). Residential mortgage loans closed were $228 million for the fourth quarter in 2019 versus $91 million for the fourth quarter of 2018. The FHA business unit generated income of $395 thousand on the origination, securitization, servicing and sale of FHA Multifamily-Backed GNMA securities in the fourth quarter of 2019 compared to $507 thousand for the same period in 2018. The SBA business unit generated $138 thousand in revenue during the fourth quarter of 2019 from sales of the guaranteed portion on SBA loans compared to $167 thousand for the same period in 2018.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, was 39.71% for the fourth quarter of 2019, as compared to 36.09% for the fourth quarter of 2018. Noninterest expenses totaled $34.7 million for the three months ended December 31, 2019, as compared to $31.7 million for the three months ended December 31, 2018. Salaries and employee benefits expenses increased $3.5 million in the fourth quarter of 2019 as compared to the fourth quarter of 2018. This was attributable to a $3.2 million increase resulting from additional staffing, merit increases, and incentives. Legal, accounting, and professional fees increased by $1.7 million as discussed below. Other expenses decreased $1.1 million due primarily to lower broker fees.

The effective income tax rate was higher (28.8%) for the fourth quarter 2019 as compared to 24.7% for the same period in 2018 due primarily to a decrease in federal tax credits, an increase in nondeductible expenses, and adjustments related to the completion of the 2018 tax returns.

Analysis of the year ended December 31, 2019 compared to December 31, 2018

Net interest income increased 2% for the year ended December 31, 2019 over the same period in 2018 ($324.0 million versus $317.0 million), resulting from growth in average earning assets of 11%. The net interest margin was 3.77% for the year ended December 31, 2019 as compared to 4.10% for the same period in 2018. The Company believes its net interest margin remains favorable compared to peer banking companies and that its disciplined approach to managing the loan portfolio yield to 5.45% for the full year of 2019 has been a significant factor in its overall profitability. Additionally, the percentage of average noninterest bearing deposits to total deposits was 30.6% for the full year of 2019 versus 33.4% for the same period in 2018.

The provision for credit losses was $13.1 million for the year ended December 31, 2019 as compared to $8.7 million for the year ended December 31, 2018. The higher provisioning during 2019, as compared to 2018, is due to higher net charge-offs. Net charge-offs of $9.4 million during 2019 represented an annualized 0.13% of average loans, excluding loans held for sale, as compared to $3.5 million or an annualized 0.05% of average loans, excluding loans held for sale, in 2018. Net charge-offs during 2019 were attributable primarily to commercial real estate ($5.0 million) and commercial loans ($4.5 million).

Noninterest income for the year ended December 31, 2019 was $25.7 million as compared to $22.6 million for the year ended December 31, 2018, a 14% increase due to $2.7 million higher gains on sale of residential mortgage loans, $1.4 million higher gain on sale of investment securities, offset by $767 thousand lower service charges on deposits. The residential mortgage unit had $8.2 million of gains on the sale of loans for the full year of 2019 versus $5.4 million for the same period in 2018 resulting from higher loan originations and subsequent loan sales. Residential mortgage loans closed were $698 million for the full year 2019 versus $424 million for the full year 2018. The FHA business unit generated income of $501 thousand on the origination, securitization, servicing and sale of FHA Multifamily-Backed GNMA securities for the full year 2019 compared to $357 thousand for the same period in 2018. The SBA business unit generated $309 thousand in revenue from sales of the guaranteed portion on SBA loans for the full year 2019 compared to $540 thousand for the same period in 2018.

Noninterest expenses totaled $139.9 million for the year ended December 31, 2019, as compared to $126.7 million for the year ended December 31, 2018, a 10% increase. Salaries and employee benefits increased by $12.1 million due primarily to $8.2 million of nonrecurring charges related to acceleration of share based compensation expenses associated with the retirement of our former Chairman and Chief Executive Officer and the resignation of certain directors. In addition, $4.0 million of the increase resulted from additional staffing, merit increases, and incentives. Legal, accounting and professional fees increased by $2.5 million as discussed below. For 2019, the efficiency ratio was 39.99% as compared to 37.31% for the same period in 2018.

Legal, accounting and professional fees and expenses for the three months ended December 31, 2019 increased to $4.1 million from $2.5 million for the same period in 2018, a 68% increase. Legal, accounting and professional fees and expenses for the year ended December 31, 2019 increased to $12.2 million from $9.7 million in 2018, a 25% increase. The increased expenses for both the quarter-to-date and year-to-date 2019 periods were primarily associated with government agencies investigations previously disclosed in the second quarter 2019 earnings press release. The Company expects to continue to incur elevated levels of legal and professional fees and expenses in 2020 as it continues to cooperate with these investigations. Other than these increased costs, we do not believe at this time that the resolution of these investigations will be materially adverse to the Company. As a result of these ongoing investigations, there have been no regulatory restrictions placed on the Company’s ability to fully engage in its banking business as presently conducted. We are, however, unable to predict the duration, scope or outcome of these investigations.

The effective income tax rate for the year ended 2019 was higher at 27.4% as compared to 25.4% due primarily to a decrease in federal tax credits, an increase in nondeductible expenses, and adjustments related to the completion of the 2018 tax returns.

The financial information which follows provides more detail on the Company’s financial performance for the three and twelve months ended December 31, 2019 as compared to the three and twelve months ended December 31, 2018 as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company’s Form 10-K for the year ended December 31, 2018 and other reports filed with the Securities and Exchange Commission (the “SEC”).

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through twenty branch offices, located in Suburban Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Conference Call: Eagle Bancorp will host a conference call to discuss its fourth quarter and year end 2019 financial results on Thursday, January 16, 2020 at 10:00 a.m. eastern time. The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code is 2188459, or by accessing the call on the Company’s website, www.EagleBankCorp.com. A replay of the conference call will be available on the Company’s website through January 30, 2020.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Income Statements:
Total interest income	$107,183	$105,581	$429,630	$393,286
Total interest expense	26,473	23,869	105,585	76,293
Net interest income	80,710	81,712	324,045	316,993
Provision for credit losses	2,945	2,600	13,091	8,660
Net interest income after provision for credit losses	77,765	79,112	310,954	308,333
Noninterest income (before investment (loss) gain)	6,845	6,060	24,182	22,489
(Loss) Gain on sale of investment securities	(111)	29	1,517	97
Total noninterest income	6,734	6,089	25,699	22,586
Total noninterest expense	34,726	31,687	139,862	126,711
Income before income tax expense	49,773	53,514	196,791	204,208
Income tax expense	14,317	13,197	53,848	51,932
Net income	$35,456	$40,317	$142,943	$152,276

Per Share Data:
Earnings per weighted average common share, basic	$1.06	$1.17	$4.18	$4.44
Earnings per weighted average common share, diluted	$1.06	$1.17	$4.18	$4.42
Weighted average common shares outstanding, basic	33,468,572	34,349,089	34,178,804	34,306,336
Weighted average common shares outstanding, diluted	33,498,681	34,460,985	34,210,646	34,443,040
Actual shares outstanding at period end	33,241,496	34,387,919	33,241,496	34,387,919
Book value per common share at period end	$35.82	$32.25	$35.82	$32.25
Tangible book value per common share at period end (1)	$32.67	$29.17	$32.67	$29.17
Dividend per common share	$0.22	$-	$0.66	$-

Performance Ratios (annualized):
Return on average assets	1.49%	1.90%	1.61%	1.91%
Return on average common equity	11.78%	14.82%	12.20%	14.89%
Return on average tangible common equity	12.91%	16.43%	13.40%	16.63%
Net interest margin	3.49%	3.97%	3.77%	4.10%
Efficiency ratio (2)	39.71%	36.09%	39.99%	37.31%

Other Ratios:
Allowance for credit losses to total loans (3)	0.98%	1.00%	0.98%	1.00%
Allowance for credit losses to total nonperforming loans	151.16%	429.72%	151.16%	429.72%
Nonperforming loans to total loans (3)	0.65%	0.23%	0.65%	0.23%
Nonperforming assets to total assets	0.56%	0.21%	0.56%	0.21%
Net charge-offs (annualized) to average loans (3)	0.16%	0.05%	0.13%	0.05%
Common equity to total assets	13.25%	13.22%	13.25%	13.22%
Tier 1 capital (to average assets)	11.62%	12.10%	11.62%	12.10%
Total capital (to risk weighted assets)	16.20%	16.08%	16.20%	16.08%
Common equity tier 1 capital (to risk weighted assets)	12.87%	12.49%	12.87%	12.49%
Tangible common equity ratio (1)	12.22%	12.11%	12.22%	12.11%

Loan Balances - Period End (in thousands):
Commercial and Industrial	$1,545,906	$1,553,112	$1,545,906	$1,553,112
Commercial real estate - owner occupied	$985,409	$887,814	$985,409	$887,814
Commercial real estate - income producing	$3,702,747	$3,256,900	$3,702,747	$3,256,900
1-4 Family mortgage	$104,221	$106,418	$104,221	$106,418
Construction - commercial and residential	$1,035,754	$1,039,815	$1,035,754	$1,039,815
Construction - C&I (owner occupied)	$89,490	$57,797	$89,490	$57,797
Home equity	$80,061	$86,603	$80,061	$86,603
Other consumer	$2,160	$2,988	$2,160	$2,988

Average Balances (in thousands):
Total assets	$9,426,220	$8,415,480	$8,853,066	$7,958,941
Total earning assets	$9,160,034	$8,171,010	$8,585,184	$7,726,401
Total loans	$7,532,179	$6,897,434	$7,332,886	$6,638,136
Total deposits	$7,716,973	$6,950,714	$7,231,679	$6,444,551
Total borrowings	$449,432	$342,637	$383,230	$453,581
Total shareholders’ equity	$1,194,337	$1,079,622	$1,172,051	$1,022,642

(1)  Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The table below provides a reconciliation of these non-GAAP financial measures with financial measures defined by GAAP.

(2)  Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

(3)  Excludes loans held for sale.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)
	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Common shareholders' equity	$1,190,681	$1,108,941	$1,190,681	$1,108,941
Less: Intangible assets	(104,739)	(105,766)	(104,739)	(105,766)
Tangible common equity	$1,085,942	$1,003,175	$1,085,942	$1,003,175

Book value per common share	$35.82	$32.25	$35.82	$32.25
Less: Intangible book value per common share	(3.15)	(3.08)	(3.15)	(3.08)
Tangible book value per common share	$32.67	$29.17	$32.67	$29.17

Total assets	$8,988,719	$8,389,137	$8,988,719	$8,389,137
Less: Intangible assets	(104,739)	(105,766)	(104,739)	(105,766)
Tangible assets	$8,883,980	$8,283,371	$8,883,980	$8,283,371
Tangible common equity ratio	12.22%	12.11%	12.22%	12.11%

Average common shareholders' equity	$1,194,337	$1,079,622	$1,172,051	$1,022,642
Less: Average intangible assets	(104,784)	(106,379)	(105,167)	(106,806)
Average tangible common equity	$1,089,553	$973,243	$1,066,884	$915,836

Net Income Available to Common Shareholders	$35,456	$40,317	$142,943	$152,276
Average tangible common equity	$1,089,553	$973,243	$1,066,884	$915,836
Return on Average Tangible Common Equity	12.91%	16.43%	13.40%	16.63%

Eagle Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
(dollars in thousands, except per share data)

Assets	December 31, 2019	September 30, 2019	December 31, 2018
Cash and due from banks	$7,539	$6,657	$6,773
Federal funds sold	38,987	27,711	11,934
Interest bearing deposits with banks and other short-term investments	195,447	361,154	303,157
Investment securities available for sale, at fair value	843,363	708,545	784,139
Federal Reserve and Federal Home Loan Bank stock	35,194	28,725	23,506
Loans held for sale	56,707	52,199	19,254
Loans	7,545,748	7,559,161	6,991,447
Less allowance for credit losses	(73,658)	(73,720)	(69,944)
Loans, net	7,472,090	7,485,441	6,921,503
Premises and equipment, net	14,622	14,515	16,851
Operating lease right-of-use assets	27,372	26,552	-
Deferred income taxes	29,804	29,722	33,027
Bank owned life insurance	75,724	74,726	73,441
Intangible assets, net	104,739	104,915	105,766
Other real estate owned	1,487	1,487	1,394
Other assets	85,644	81,118	88,392
Total Assets	$8,988,719	$9,003,467	$8,389,137

Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$2,064,367	$2,051,106	$2,104,220
Interest bearing transaction	863,856	918,011	593,107
Savings and money market	3,013,129	3,034,530	2,949,559
Time, $100,000 or more	663,987	772,340	801,957
Other time	619,052	626,526	525,442
Total deposits	7,224,391	7,402,513	6,974,285
Customer repurchase agreements	30,980	30,297	30,413
Other short-term borrowings	250,000	100,000	-
Long-term borrowings	217,687	217,589	217,296
Operating lease liabilities	29,959	29,586	-
Other liabilities	45,021	38,888	58,202
Total liabilities	7,798,038	7,818,873	7,280,196

Shareholders' Equity
Common stock, par value $.01 per share; shares authorized 100,000,000, shares
issued and outstanding 33,241,496, 33,720,522, and 34,387,919, respectively	331	336	342
Additional paid in capital	482,286	502,566	528,380
Retained earnings	705,105	677,055	584,494
Accumulated other comprehensive income (loss)	2,959	4,637	(4,275)
Total Shareholders' Equity	1,190,681	1,184,594	1,108,941
Total Liabilities and Shareholders' Equity	$8,988,719	$9,003,467	$8,389,137
			`

Eagle Bancorp, Inc.
Consolidated Statements of Income (Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
Interest Income	2019	2018	2019	2018
Interest and fees on loans	$98,916	$97,682	$400,923	$368,606
Interest and dividends on investment securities	5,297	5,382	21,037	17,907
Interest on balances with other banks and short-term investments	2,905	2,464	7,438	6,616
Interest on federal funds sold	65	53	232	157
Total interest income	107,183	105,581	429,630	393,286
Interest Expense
Interest on deposits	23,089	20,314	91,026	60,210
Interest on customer repurchase agreements	90	59	345	225
Interest on other short-term borrowings	315	517	2,298	3,942
Interest on long-term borrowings	2,979	2,979	11,916	11,916
Total interest expense	26,473	23,869	105,585	76,293
Net Interest Income	80,710	81,712	324,045	316,993
Provision for Credit Losses	2,945	2,600	13,091	8,660
Net Interest Income After Provision For Credit Losses	77,765	79,112	310,954	308,333

Noninterest Income
Service charges on deposits	1,453	1,826	6,247	7,014
(Loss) Gain on sale of loans	2,600	1,331	8,474	5,963
Gain on sale of investment securities	(111)	29	1,517	97
Increase in the cash surrender value of bank owned life insurance	418	434	1,703	1,507
Other income	2,374	2,469	7,758	8,005
Total noninterest income	6,734	6,089	25,699	22,586
Noninterest Expense
Salaries and employee benefits	19,360	15,907	79,842	67,734
Premises and equipment expenses	3,380	3,969	14,387	15,660
Marketing and advertising	1,200	1,147	4,826	4,566
Data processing	2,251	2,570	9,412	9,714
Legal, accounting and professional fees	4,121	2,460	12,195	9,742
FDIC insurance	879	953	3,206	3,512
Other expenses	3,535	4,681	15,994	15,783
Total noninterest expense	34,726	31,687	139,862	126,711
Income Before Income Tax Expense	49,773	53,514	196,791	204,208
Income Tax Expense	14,317	13,197	53,848	51,932
Net Income	$35,456	$40,317	$142,943	$152,276

Earnings Per Common Share
Basic	$1.06	$1.17	$4.18	$4.44
Diluted	$1.06	$1.17	$4.18	$4.42

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(dollars in thousands)

	Three Months Ended December 31,
	2019			2018
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$710,038	$2,905	1.62%	$459,139	$2,464	2.13%
Loans held for sale (1)	57,779	524	3.63%	21,457	256	4.77%
Loans (1) (2)	7,532,179	98,392	5.18%	6,897,434	97,426	5.60%
Investment securities available for sale (2)	831,143	5,297	2.53%	775,706	5,382	2.75%
Federal funds sold	28,895	65	0.89%	17,274	53	1.22%
Total interest earning assets	9,160,034	107,183	4.64%	8,171,010	105,581	5.13%

Total noninterest earning assets	340,186			313,614
Less: allowance for credit losses	74,000			69,144
Total noninterest earning assets	266,186			244,470
TOTAL ASSETS	$9,426,220			$8,415,480

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$881,453	$2,284	1.03%	$539,764	$1,096	0.81%
Savings and money market	3,144,249	12,195	1.54%	2,754,480	11,688	1.68%
Time deposits	1,400,330	8,610	2.44%	1,329,294	7,530	2.25%
Total interest bearing deposits	5,426,032	23,089	1.69%	4,623,538	20,314	1.74%
Customer repurchase agreements	31,231	90	1.14%	40,859	59	0.57%
Other short-term borrowings	200,547	315	0.61%	84,515	517	2.39%
Long-term borrowings	217,654	2,979	5.36%	217,263	2,979	5.37%
Total interest bearing liabilities	5,875,464	26,473	1.79%	4,966,175	23,869	1.91%

Noninterest bearing liabilities:
Noninterest bearing demand	2,290,941			2,327,176
Other liabilities	65,478			42,507
Total noninterest bearing liabilities	2,356,419			2,369,683

Shareholders’ Equity	1,194,337			1,079,622
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$9,426,220			$8,415,480

Net interest income		$80,710			$81,712
Net interest spread			2.85%			3.22%
Net interest margin			3.49%			3.97%
Cost of funds			1.15%			1.16%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $4.7 million for each of the three months ended December 31, 2019 and 2018.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields and Rates (Unaudited)
(dollars in thousands)

	Years Ended December 31,
	2019			2018
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$392,245	$7,438	1.90%	$356,017	$6,616	1.86%
Loans held for sale (1)	40,192	1,565	3.89%	23,877	1,095	4.59%
Loans (1) (2)	7,332,886	399,358	5.45%	6,638,136	367,511	5.54%
Investment securities available for sale (1)	796,608	21,037	2.64%	692,753	17,907	2.58%
Federal funds sold	23,253	232	1.00%	15,618	157	1.01%
Total interest earning assets	8,585,184	429,630	5.00%	7,726,401	393,286	5.09%

Total noninterest earning assets	339,565			299,653
Less: allowance for credit losses	71,683			67,113
Total noninterest earning assets	267,882			232,540
TOTAL ASSETS	$8,853,066			$7,958,941

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$743,361	$6,491	0.87%	$460,599	$3,348	0.73%
Savings and money market	2,873,054	50,042	1.74%	2,691,726	35,534	1.32%
Time deposits	1,404,748	34,493	2.46%	1,141,795	21,328	1.87%
Total interest bearing deposits	5,021,163	91,026	1.81%	4,294,120	60,210	1.40%
Customer repurchase agreements	30,024	345	1.15%	44,333	225	0.51%
Other short-term borrowings	135,699	2,298	1.67%	192,131	3,942	2.02%
Long-term borrowings	217,507	11,916	5.40%	217,117	11,916	5.41%
Total interest bearing liabilities	5,404,393	105,585	1.95%	4,747,701	76,293	1.61%

Noninterest bearing liabilities:
Noninterest bearing demand	2,210,516			2,150,431
Other liabilities	66,106			38,167
Total noninterest bearing liabilities	2,276,622			2,188,598

Shareholders’ equity	1,172,051			1,022,642
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$8,853,066			$7,958,941

Net interest income		$324,045			$316,993
Net interest spread			3.05%			3.48%
Net interest margin			3.77%			4.10%
Cost of funds			1.23%			0.99%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $17.8 million and $19.6 million for the years ended December 31, 2019 and 2018, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights Quarterly Trends (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
Income Statements:	2019	2019	2019	2019	2018	2018	2018	2018	2017
Total interest income	$107,183	$109,034	$108,279	$105,134	$105,581	$102,360	$96,296	$89,049	$86,526
Total interest expense	26,473	28,045	26,950	24,117	23,869	21,069	18,086	13,269	11,167
Net interest income	80,710	80,989	81,329	81,017	81,712	81,291	78,210	75,780	75,359
Provision for credit losses	2,945	3,186	3,600	3,360	2,600	2,441	1,650	1,969	4,087
Net interest income after provision for credit losses	77,765	77,803	77,729	77,657	79,112	78,850	76,560	73,811	71,272
Noninterest income (before investment (loss) gain)	6,845	6,161	5,797	5,379	6,060	5,640	5,527	5,262	9,496
(Loss) Gain on sale of investment securities	(111)	153	563	912	29	-	26	42	-
Total noninterest income	6,734	6,314	6,360	6,291	6,089	5,640	5,553	5,304	9,496
Salaries and employee benefits	19,360	19,095	17,743	23,644	15,907	17,157	17,812	16,858	16,678
Premises and equipment	3,380	3,503	3,652	3,852	3,969	3,889	3,873	3,929	4,019
Marketing and advertising	1,200	1,210	1,268	1,148	1,147	1,191	1,291	937	1,222
Other expenses	10,786	9,665	10,696	9,660	10,664	9,377	9,313	9,397	7,884
Total noninterest expense	34,726	33,473	33,359	38,304	31,687	31,614	32,289	31,121	29,803
Income before income tax expense	49,773	50,644	50,730	45,644	53,514	52,876	49,824	47,994	50,965
Income tax expense	14,317	14,149	13,487	11,895	13,197	13,928	12,528	12,279	35,396
Net income	35,456	36,495	37,243	33,749	40,317	38,948	37,296	35,715	15,569

Per Share Data:
Earnings per weighted average common share, basic	$1.06	$1.07	$1.08	$0.98	$1.17	$1.14	$1.09	$1.04	$0.46
Earnings per weighted average common share, diluted	$1.06	$1.07	$1.08	$0.98	$1.17	$1.13	$1.08	$1.04	$0.45
Weighted average common shares outstanding, basic	33,468,572	34,232,890	34,540,152	34,480,772	34,349,089	34,308,684	34,305,693	34,260,882	34,179,793
Weighted average common shares outstanding, diluted	33,498,681	34,255,889	34,565,253	34,536,236	34,460,985	34,460,794	34,448,354	34,406,310	34,334,873
Actual shares outstanding at period end	33,241,496	33,720,522	34,539,853	34,537,193	34,387,919	34,308,473	34,305,071	34,303,056	34,185,163
Book value per common share at period end	$35.82	$35.13	$34.30	$33.25	$32.25	$30.94	$29.82	$28.72	$27.80
Tangible book value per common share at period end (1)	$32.67	$32.02	$31.25	$30.20	$29.17	$27.84	$26.71	$25.60	$24.67
Dividend per common share	$0.22	$0.22	$0.22	$-	$-	$-	$-	$-	$-

Performance Ratios (annualized):
Return on average assets	1.49%	1.62%	1.74%	1.62%	1.90%	1.93%	1.92%	1.91%	0.82%
Return on average common equity	11.78%	12.09%	12.81%	12.12%	14.82%	14.85%	14.93%	14.99%	6.49%
Return on average tangible common equity	12.91%	13.25%	14.08%	13.38%	16.43%	16.54%	16.71%	16.86%	7.31%
Net interest margin	3.49%	3.72%	3.91%	4.02%	3.97%	4.14%	4.15%	4.17%	4.13%
Efficiency ratio (2)	39.71%	38.34%	38.04%	43.87%	36.09%	36.37%	38.55%	38.38%	35.12%

Other Ratios:
Allowance for credit losses to total loans (3)	0.98%	0.98%	0.98%	0.98%	1.00%	1.00%	1.00%	1.00%	1.01%
Allowance for credit losses to total nonperforming loans (4)	151.16%	127.87%	192.70%	173.72%	429.72%	452.28%	612.42%	491.56%	489.20%
Nonperforming loans to total loans (3) (4)	0.65%	0.76%	0.51%	0.56%	0.23%	0.22%	0.16%	0.20%	0.21%
Nonperforming assets to total assets (4)	0.56%	0.66%	0.45%	0.50%	0.21%	0.20%	0.16%	0.19%	0.20%
Net charge-offs (annualized) to average loans (3)	0.16%	0.08%	0.08%	0.19%	0.05%	0.05%	0.05%	0.06%	0.15%
Tier 1 capital (to average assets)	11.62%	12.19%	12.66%	12.49%	12.08%	12.13%	11.97%	11.76%	11.45%
Total capital (to risk weighted assets)	16.20%	16.08%	16.36%	16.22%	16.08%	15.74%	15.59%	15.32%	15.02%
Common equity tier 1 capital (to risk weighted assets)	12.87%	12.76%	12.87%	12.69%	12.47%	12.11%	11.89%	11.57%	11.23%
Tangible common equity ratio (1)	12.22%	12.13%	12.60%	12.59%	12.11%	12.01%	11.79%	11.57%	11.44%

Average Balances (in thousands):
Total assets	$9,426,220	$8,923,406	$8,595,523	$8,455,680	$8,415,480	$8,023,535	$7,789,564	$7,597,485	$7,487,624
Total earning assets	$9,160,034	$8,655,196	$8,328,323	$8,185,711	$8,171,010	$7,793,422	$7,558,138	$7,373,535	$7,242,994
Total loans	$7,532,179	$7,492,816	$7,260,899	$7,038,472	$6,897,434	$6,646,264	$6,569,931	$6,433,730	$6,207,505
Total deposits	$7,716,973	$7,319,314	$6,893,981	$6,987,468	$6,950,714	$6,485,144	$6,269,126	$6,063,017	$6,101,727
Total borrowings	$449,432	$345,464	$470,214	$266,209	$342,637	$464,460	$485,729	$523,369	$382,687
Total shareholders’ equity	$1,194,337	$1,197,513	$1,166,487	$1,128,869	$1,079,622	$1,040,826	$1,002,091	$966,585	$951,727

(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Excludes loans held for sale.
(4) Nonperforming loans at September 30, 2019, includes a $16.5 million loan that was brought current shortly after quarter end.

EAGLE BANCORP, INC.
CONTACT:
Michael T. Flynn
301.986.1800